Exhibit 10.15

Executive Copy

AMENDMENT NO. 1 TO

ADMINISTRATIVE AND INFRASTRUCTURE SERVICES AGREEMENT

THIS AMENDMENT NO. 1 TO ADMINISTRATIVE AND INFRASTRUCTURE SERVICES AGREEMENT (this “Amendment”) dated as of March 29, 2023, is entered into by and between Terawulf Inc., a Delaware corporation (“Terawulf”), and Beowulf Electricity & Data Inc., a Delaware corporation (“Beowulf E&D”; TeraWulf and Beowulf E&D each a “Party” and collectively, the “Parties”).

RECITALS

A.Terawulf is a U.S.-based Bitcoin mining company engaged in the design, development and operation of large-scale Bitcoin mining centers;

B.On April 27, 2021, Terawulf and Beowulf E&D enter into an Administrative and Infrastructure Services Agreement (the “Original Agreement”), pursuant to which Beowulf E&D has been providing, or has caused its Affiliates to provide infrastructure, construction, operations and maintenance and administrative services to Terawulf, including but not limited to those described on Exhibit A thereto; and

C.The Parties wish to amend the Original Agreement subject to the terms and conditions of this Amendment.

AGREEMENT

NOW THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, Terawulf and Beowulf E&D hereby agree as follows:

1.Effective Date; Defined Terms.

The Parties expressly agree that this Amendment shall be effective as of January 1, 2023 (the “Effective Date”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given such terms in the Original Agreement.

2.Amendment and Restatement of Section 4a.

The Parties hereby expressly agree to delete clause a. of Section 4 of the Original Agreement in its entirety and to replace it with the following:

a.“Base Fee.

(1)Terawulf shall pay to Beowulf E&D as compensation to Beowulf E&D for performance of the Services hereunder an annual fee (the “Base Fee”) payable in monthly installments (the “Monthly Fee”) as follows:

(a)Until the earliest of (i) the termination of all commitments under the Loan Agreement, (ii) the indefeasible repayment in full in cash of all obligations under the Loan Agreement, and (iii) a refinancing of all obligations under the Loan Agreement (such earliest event, the “Loan Discharge”), the Base Fee shall be Eight Million Four Hundred Sixty-One Thousand One Hundred Dollars ($8,461,100),

which shall be paid in monthly installments of $705,091.67 in advance beginning on the Effective Date. For purposes hereof, the “Loan Agreement” shall mean that certain Loan, Guaranty and Security Agreement dated as of December 1, 2021 (as amended by the First Amendment to Loan, Guaranty and Security Agreement dated as of July 1, 2022, the Second Amendment to Loan, Guaranty and Security Agreement, Consent and Amendment to First Amendment dated as of August 26, 2022, the Third Amendment to Loan, Guaranty and Security Agreement dated as of October 7, 2022, the Fourth Amendment to Loan, Guaranty and Security Agreement dated as of January 6, 2023, the Fifth Amendment to Loan, Guaranty and Security Agreement, dated as of March 1, 2023, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(b)Following the Loan Discharge, the Monthly Fee for each following year of the Initial Term or any Renewal Term shall be equal to the greater of (i) $833,333.33 or (ii) $0.0037 per kwH of electrical load utilized by the Facilities (the “Services Price”), which shall be calculated by multiplying the Services Price by the aggregate electrical load utilized by the Facilities, in each case payable in advance.

(c)Terawulf will pay to Beowulf E&D the Monthly Fee in advance beginning on the Effective Date with respect to the first calendar month and thereafter at least five (5) Business Days before the beginning of each calendar month occurring during the Term; provided that the Monthly Fee for any partial month shall be prorated to account for the percentage of the month during which Services hereunder are commenced or in which they are completed.

(2)Terawulf and Beowulf E&D will meet annually to discuss any good faith modification of the Base Fee to reflect changes in the service requirements of Terawulf; provided, however, that nothing contained herein shall be deemed to require either Party to agree to any such revisions.

(3)Beginning with Contract Year 2024, the Monthly Fee or the Services Price, as applicable, shall be adjusted annually to reflect changes in the CPI Index, provided that no negative adjustments shall be effected. Adjustments in the CPI Index shall be made by dividing the CPI Index for January of the then current Contract Year by the CPI Index for the January of the immediately preceding Contract Year. “CPI Index” means a factor representing the change in the Consumer Price Index, All Urban Consumers for All Items (1982-84=100) in effect as of January 1 of each Contract Year, as published by the United States Department of Labor, Bureau of Labor Statistics. If the CPI Index is hereafter published by a United States government entity other than the United States Department of Labor, Bureau of Labor Statistics, the CPI Index as used herein shall be deemed to be such replacement index. “Contract Year” means with respect to (i) the calendar year 2023, the time period beginning on the Effective Date and ending December 31, 2023; (ii) each calendar year following December 31, 2023, the time period commencing on January 1 and ending on December 31 of each calendar year; and (iii) any calendar year during which this Agreement is terminated prior to December 31 of such calendar year, the period commencing on January 1 of such year and ending upon the date of termination of this Agreement.”

3.No Other Changes.

Except as expressly set forth in this Amendment, the Original Agreement shall remain in full force and effect.

4.Miscellaneous.

a.Further Assurances. The Parties hereto shall execute, acknowledge and deliver or caused to be executed, acknowledged and delivered such instruments and take such other action as may be reasonably necessary or advisable to carry out their respective obligations hereunder and the intent of this instrument or any other instrument delivered in connection herewith.

b.Notices. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered when deposited in the mail, postage prepaid, registered or certified mail, or sent via email, provided, however, that a follow-up hard copy is either hand delivered or couriered, return receipt requested, or by telecopier or courier, addressed to the Parties at the following addresses:

If to Terawulf:

TeraWulf Inc.

9 Federal Street (HQ)

Easton, MD 21601

Attn: General Counsel’s Office

Email: legal@terawulf.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison

LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attn: Brian Hermann

David Huntington

Email: bhermann@paulweiss.com;

dhuntington@paulweiss.com

If to Beowulf E&D:

Beowulf Electricity & Data Inc.

5 Federal Street

Easton, MD 21601

Attention: Daniel Stewart

Email: stewart@beowulfenergy.com

With a copy to:

Beowulf Electricity & Data Inc.

5 Federal Street

Easton, MD 21601

Attn: General Counsel’s Office

Email: legal@beowulfenergy.com

c.Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures transmitted by facsimile or email transmission shall be effective for all purposes.

d.Headings. Titles and headings of the paragraphs and subparagraphs of this Amendment are for convenience of reference only and do not form a part of this Amendment, and shall not in any way affect the interpretation of this Amendment.

e.Assignments. This Amendment shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder (except for assignment to an Affiliate of the assigning party) without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

f.Subcontractors. Beowulf E&D’s Services may be performed by Beowulf E&D acting in its own name, or by Beowulf E&D subcontracting portions of such Services to persons or entities who have a contractor arrangement with Beowulf E&D, whether directly or by assignment, or with any subcontractors or vendors of Beowulf E&D of any tier, for the performance of any work with respect to the Facility (“Subcontractors”) or other suppliers.

(1)For its Services, Beowulf E&D shall assume the responsibility for negotiating with, and performance by, its Subcontractors.

(2)Beowulf E&D shall have authority and control over the Subcontractors’ work, including overtime and, any special methods required, in the judgment of Beowulf E&D, to complete the Subcontractors’ work in a correct and timely manner.

(3)All subcontracts shall be consistent with the terms and conditions of this Amendment.

Subcontractors are not intended to be, shall not be deemed to be, and are not third-party beneficiaries of this Amendment.

g.Severability; Waivers. If any term or provision of this Amendment or the performance thereof shall to any extent be invalid or unenforceable, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Amendment, and this Amendment shall be valid and enforced to the fullest extent permitted by law. The waiver by a Party of any breach of any provision of this Amendment shall not operate or be construed as a waiver of any subsequent breach. The failure of a Party to require strict performance of any provision of this Amendment shall not affect such Party’s right to full performance thereof at any time thereafter.

h.No Third-Party Beneficiaries. This Amendment is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Amendment.

i.Amendment. No modification or amendment of this Amendment shall be valid unless in writing and executed by the Parties hereto.

j.Governing Law. This Amendment shall be governed by, and construed, interpreted and applied in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions thereof that would apply the laws of a jurisdiction other than the State of New York.

k.Entire Agreement. This Amendment sets forth the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede and replace all prior written agreements and negotiations and oral understandings, if any, with respect thereto.

l.No Partnership. It is not the intention of the Parties hereto to create, nor shall this Amendment be construed as creating, a partnership, joint venture, or render the Parties liable as partners, co-venturers or principals.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be signed by their respective duly authorized officers as of the date first above written.

TERAWULF INC.

By:	/s/ Patrick Fleury
Name:	Patrick Fleury
Title:	Chief Financial Officer

BEOWULF ELECTRICITY & DATA INC.

By:	/s/ Daniel Stewart
Name:	Daniel Stewart
Title:	Treasurer